EXHIBIT 4.6

DIFFERENCE CAPITAL FINANCIAL INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS

for the year ended December 31, 2018

April 1, 2019

TABLE OF CONTENTS

INTERNATIONAL FINANCIAL REPORTING STANDARDS	1

FORWARD-LOOKING STATEMENTS	1

NOTE REGARDING NON-IFRS FINANCIAL MEASURES	2

ABOUT DIFFERENCE CAPITAL	2

BUSINESS STRATEGY	3

2018 REVIEW	4

OUTLOOK	4

RESULTS OF OPERATIONS	5

LIQUIDITY AND CAPITAL RESOURCES	8

INVESTMENTS	9

MARKETABLE SECURITIES	10

RELATED PARTY TRANSACTIONS	11

CONTRACTUAL OBLIGATIONS	12

CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS	12

FUTURE ACCOUNTING CHANGES	15

RISK FACTORS AND RISK MANAGEMENT	15

OUTSTANDING SHARE DATA	22

DISCLOSURE CONTROLS AND INTERNAL CONTROLS OVER FINANCIAL REPORTING	22

MANAGEMENT’S DISCUSSION AND ANALYSIS

April 1, 2019

This Management’s Discussion and Analysis (“MD&A”) dated April 1, 2019 presents an analysis of the financial position of Difference Capital Financial Inc. (“Difference Capital” or the “Company”) as at December 31, 2018, compared with December 31, 2017, and the results of operations for the year ended and quarter ended December 31, 2018, compared with the year ended and quarter ended December 31, 2017 and the quarter ended September 30, 2018. It is supplementary information and should be read in conjunction with the Company’s audited financial statements and accompanying notes as at December 31, 2018 and unaudited interim financial statements and accompanying notes for the period ended September 30, 2018. All dollar amounts in this MD&A are reported in Canadian dollars, unless otherwise stated.

Regulatory filings for Difference Capital may be found on SEDAR at www.sedar.com, while other information related to the Company is published on the Company’s website at www.differencecapital.com.

INTERNATIONAL FINANCIAL REPORTING STANDARDS

The Company’s financial statements for the year ended December 31, 2018 have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

FORWARD-LOOKING STATEMENTS

Certain information contained in this MD&A constitutes forward-looking information, which is information relating to possible events, conditions or results of operations of the Company, which are based on assumptions about future economic conditions and courses of action and which are inherently uncertain. All information other than statements of historical fact may be forward-looking information. Forward-looking information is often, but not always, identified by the use of words such as “seek”, “anticipate”, “budget”, “plan”, “continue”, “estimate”, “expect”, “forecast”, “may”, “will”, “project”, “predict”, “potential”, “target”, “intend”, “could”, “might”, “should”, “believe”, and similar words or phrases (including negative variations) suggesting future outcomes or statements regarding an outlook. Forward-looking information in this MD&A includes, but is not limited to, statements with respect to: the Company’s investment approach, objectives and strategy, including its focus on specific sectors; the structuring of its investments and its plans to manage its investments; the Company’s financial performance; and its expectations regarding the performance of certain sectors.

Forward-looking information involves known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking information. The Company believes that the expectations reflected in the forward-looking information are reasonable but no assurance can be given that these expectations will prove to be correct. Some of the risks and other factors which could cause results to differ materially from those expressed in forward-looking information contained in this MD&A include, but are not limited to: the nature of the Company’s investments; the available opportunities and competition for its investments; the concentration of its investments in certain industries and sectors; the Company’s dependence on its management team; risks affecting the Company’s investments; global political and economic conditions; investments by the Company in private issuers which have illiquid securities; management of the growth of the Company; exchange rate fluctuations; and other risks and factors discussed in this MD&A under “Risk Factors”.

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Although the Company has attempted to identify important factors that could cause actual events or results to differ materially from those described in forward-looking information, there may be other factors that cause events or results to differ from those intended, anticipated or estimated. Readers are cautioned that the foregoing list of risks and factors is not exhaustive. The forward-looking information contained in this MD&A is provided as at the date of this MD&A, based upon the opinions and estimates of management and information available to management as at the date of this MD&A, and the Company undertakes no obligation to update publicly or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on forward-looking information contained in this MD&A.

NOTE REGARDING NON-IFRS FINANCIAL MEASURES

This document contains references to “Net Asset Value” (basic and fully diluted) (“NAV”), which is a non-IFRS financial measure. The basic NAV is calculated by subtracting the aggregate fair value of the liabilities of the Company from the aggregate fair value of the assets of the Company on the date on which the calculation is being made and NAV per share is NAV divided by the total number of common shares of the Company outstanding as at the measurement date. Fully diluted NAV is calculated by taking basic NAV and accounting for any dilutive impact of outstanding securities of the Company that are convertible into or exercisable for common shares. The term net asset value per share does not have any standardized meaning according to IFRS and therefore may not be comparable to similar measures presented by other companies. Management believes that the measure can provide information useful to its shareholders in understanding the Company’s performance and facilitate the comparison of the results of its ongoing operations, and may assist in the evaluation of the Company’s business, relative to that of its peers.

ABOUT DIFFERENCE CAPITAL

Difference Capital is an investment company focused on creating shareholder value through strategic investments in growth companies. The Company aims to generate medium to long-term capital growth by investing in a diversified investment portfolio consisting predominantly of securities of private companies, particularly in the technology, media and health care sectors (“Target Companies”).

The Company believes that its continued growth and success is strongly linked to its management team and human capital in addition to its strong partnerships with current and potential investee partners. The Company has assembled a dynamic management team, which brings together different skillsets that uniquely position it to identify investment opportunities and add value to these investments, thus driving returns for its shareholders. The Company believes that having management aligned with shareholders will be a key driver of long-term performance. As of April 1, 2019 management and directors own just less than 50% of the Company’s issued and outstanding common shares.

The Company is located in the Province of Ontario, Canada and its principal address is 2 St. Clair Avenue West, Suite 1201, Toronto, Ontario, M4V 1L5. The Company’s registered office is located at Wildeboer Dellelce Place, Suite 800, 365 Bay Street, Toronto, Ontario, M5H 2V1. The Company is a reporting issuer in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador.

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BUSINESS STRATEGY

The Company provides investors with an opportunity to gain exposure to unique investments. The Company generally, albeit not exclusively, seeks to invest in the mid to later stages of a target private company’s development or in emerging technologies that are developed and validated but may be in the early stage of commercialization. This strategy allows the Company to invest in enterprises that are commercially viable and have visibility toward high growth. In the past, the Company has also made significant investments in early stage private companies as well as opportunistic investments in distressed United States real estate. The Company has recently allocated capital to commercial real estate focussed on serving growing technology companies.

The Company is not bound to commit to any particular sector, thereby allowing for diversification; however, the present focus is generally on technology-related, media-related and other growth-focused, intellectual property-rich target companies. This approach may change over time as market conditions change and the capital markets respond. The Company evaluates each opportunity on its merits. The Company enters investments at a stage where potential exists to maximize strong returns and manages risk by applying the considerable business expertise of its directors and officers to the investments undertaken. With its portfolio invested in strategically targeted sectors, the Company is well positioned to benefit from continued global economic recovery and positive trends in Canadian and international growth companies.

In pursuit of returns, the Company, when appropriate, employs the following disciplines:

•	The Company seeks to invest in later stage financings of private target companies. These rounds are typically labeled as series C or D rounds or “Pre-IPO”.

•	The Company seeks investments that include as many of the following characteristics as possible: (i) a product/service with global market potential; (ii) an established business model with high gross margins that indicate strong competitive advantages; (iii) the ability to sustain a growth rate in excess of 25% per annum; (iv) protected intellectual property; (v) scalability; and (vi) currently generating revenue in excess of several million dollars.

•	At this time, the Company seeks investments primarily, albeit not exclusively, in the technology and media sectors where we have developed domain expertise and focuses on investments with clear paths to liquidity in a two to four year period. As investee companies need to be managed for cash flow in order to reduce financing risks associated with delayed liquidity events, certain sectors will not be considered by the Company.

•	To compensate for the risk of investing in private companies, the Company has a target rate of return when entering such an investment of greater than a typical equity index return. Returns are expected to materialize partially from income on its debt and convertible debenture holdings, but primarily through capital gains based on the growth of its investments in equity and equity-linked securities.

•	The Company acquires a detailed knowledge of the business and sector of the target company.

•	Where appropriate, the Company seeks board representation or board observation rights.

•	The Company utilizes the services of independent advisors and consultants to acquire additional information about target companies where appropriate.

The Company continues to be focused on the overall liquidity of its balance sheet. It intends to make only very few select new investments in the coming year. The Company may redeploy some of its proceeds from sales of current investments to opportunistic investments in private and small public opportunities.

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2018 REVIEW

The Company’s portfolio strategy of investing in later-stage private growth companies was partially predicated on an occasional initial public offering (“IPO”) window opening up to facilitate dispositions. While 2018 saw a better market than 2017 for IPOs in general industries, the number of IPOs in our focus segments of technology and media was very limited. This may be due to public market conditions, but also the significant availability of private capital that enables growth companies to stay private longer.

Management continues to believe that a number of our private investments are well positioned for growth and potential liquidity events in the next few years. Several of our investments have attracted significant investment from global investors and are well capitalized to pursue their growth plans.

During 2018, the Company generated liquidity from the disposition of its U.S. real estate and Thunderbird Entertainment Inc. (“Thunderbird”) investments, and a $6.7 million non-brokered private placement of 12% senior debentures (the “Private Debentures”). The Company was therefore able to fully redeem the $29.2 million in principal amount of its 8% convertible unsecured debentures (the “Convertible Debentures”) outstanding on or before July 31, 2018.

The Company benefited from a large valuation gain on Vena Solutions Inc. (“Vena”), the majority of which was sold in January 2019, equating to a life-to-date return of 4X capital invested. Positive developments at Ethoca Solutions Inc. (“Ethoca”) and secondary market activity supported a significant valuation increase in this holding. Subsequent to the year-end, Mastercard announced that it entered into an agreement to acquire Ethoca. The Company achieved a 4X disposition on its Touchbistro Inc. (“Touchbistro”) investment after three years, albeit on a small investment of $250,000. The Company also had small additional recoveries on BTI Systems and Lignol Energy, where it had expected nil. The portfolio also benefitted from the rise in value of its U.S.-denominated assets as the U.S. dollar performed very strongly against the Canadian dollar. Offsetting these gains were significant mark-to-market losses on Mogo Finance Technology Inc. (“Mogo”) common shares and convertible debentures as these securities declined from a late-2017 bitcoin induced rally. Material fair value write-downs of private securities included Baanto International Ltd., Blue Ant Media Inc., BrainScope Company Inc., Carta Solutions Holding Corporation, Scribble Technologies Inc., and Waterloo Innovation Network LP, and totaled approximately $5.6 million.

OUTLOOK

Thanks to two significant transactions announced after the year-end, Vena and Ethoca, we have excess cash on the balance sheet and no debt for the first time since 2013. We will continue to seek opportunities to prudently monetize investments and generate cash to reinvest into selective existing holdings, new private opportunities and undervalued small-capitalization public technology companies. We are not expecting any further industry trade sales in the next two to three quarters, nor any immediate IPO exits from our portfolio. However, industry merger and acquisition activity in the next 9 to 18 months is quite possible, as are the opportunities for secondary sales.

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RESULTS OF OPERATIONS

SELECT ANNUAL INFORMATION:

($000’s, except per share amounts)	Years Ended December 31
	2018	2017	2016
Net realized gain (loss) on disposals of investments and marketable securities	$619	$(1,391)	$(16,507)
Net change in unrealized gain (loss) on investments and marketable securities	930	4,593	9,868
Net gain (loss) on investments and marketable securities	1,549	3,202	(6,639)
Other income	448	1,611	1,541
Total expenses & Financing Costs	(5,213)	(5,994)	(7,836)
Net income (loss)	(3,216)	(1,181)	(12,934)
Earnings (loss) per share	$(0.55)	$(0.20)	$(2.20)

Total assets	64,466	77,033	75,649
Total liabilities	22,519	31,995	29,421
Net asset value	41,947	45,038	46,228
Shares outstanding	5,816	5,817	5,859
Net asset value per share	$7.21	$7.74	$7.89
Share price	$3.30	$3.75	$4.15

Year Ended December 31, 2018

Net loss for the year ended December 31, 2018 was $3.2 million, or $0.55 per share compared to a net loss of $1.2 million, or $0.20 per share for the year ended December 31, 2017.

For the year ended December 31, 2018, the Company realized $0.6 million of net capital gain on investments and marketable securities. The realized capital gain was primarily attributed to the disposition of the Company’s investment in TouchBistro ($0.8 million). The realized gains were partially offset by realized loss on the sale of Thunderbird preferred shares.

For the year ended December 31, 2017, the Company realized $1.4 million of net capital losses on investments and marketable securities. The realized capital losses were primarily attributed to the disposal of the Company’s remaining business interest in WG Limited (“World Gaming”) ($2.3 million). The realized losses were partially offset by realized gains on disposals of publicly traded investments during the year ($0.3 million) and the receipt of additional funds from the FemMed Pharmaceuticals Inc. (“FemMed”) disposition originally made in 2016.

For the year ended December 31, 2018, the Company recorded $0.9 million of unrealized gain on investments and marketable securities. The significant changes in unrealized gain of the Company’s investment portfolio during the year were as follows:

•	An $8.3 million increase in the valuation of Vena Solutions due to the Vena’s significant financing that closed in early January 2019, and to which the Company sold the majority of its Vena common shares;

•	A $2.7 million valuation increase in Ethoca Solutions based on comparison of its operating metrics to comparable companies; and

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•	$1.6 million in unrealized currency gain on the Company’s U.S. dollar denominated assets; offset by

•	A reduction in value of Mogo common shares of $4.2 million;

•	A reduction in unrealized gain in Mogo convertible debentures of $0.8 million; and

•	unrealized fair value reductions ranging between $0.6 million and $1.4 million each for Baanto, Blue Ant, BrainScope, Carta Worldwide, ScribbleLive, and Waterloo Innovation Network LP, totalling $5.6 million.

For the year ended December 31, 2017, the Company recorded $4.6 million of unrealized gain on investments and marketable securities. The significant changes in unrealized gain of the Company’s investment portfolio during the year were as follows:

•	Subsequent to year-end, the Company sold its ownership interest in the 618 acre parcel of undeveloped land in the City of Rancho Mirage, California. As at December 31, 2017, the carrying value in Rancho Mirage reflected the expected cash proceeds, net of U.S. corporate taxes, received from the closing of the sale. The Company recorded a $2.5 million unrealized gain in 2017;

•	Subsequent to year-end, the Company sold its investments in Thunderbird. As at December 31, 2017, the Company’s carrying value in Thunderbird reflects the cash proceeds received at the closing of the sale. The Company recorded an unrealized gain of $0.6 million in 2017;

•	Marked-to-market gains of publicly listed investments and marketable securities including Mogo Finance Technology Inc. (“Mogo”) of $3.9 million;

•	Reversal of unrealized loss previously recorded on World Gaming ($2.3 million) that was realized when the investment was sold during the period; offset by

•	Fair value write-downs on investments in Carta Solutions Holding Corporation (“Carta”), BuildDirect.com Technologies Inc. (“BuildDirect”) and Cricket Media Group Ltd. totaling $4.0 million; and

•	Unrealized loss on foreign exchange of the Company’s investments in U.S. assets of $0.8 million.

Other income during the year ended December 31, 2018 was $0.4 million compared to $1.6 million in 2017 as the Company sold or converted a number of debentures and dividend generating securities in issuers such as BlueDrop, Vena, Carta, Mogo and Thunderbird.

Total expenses for the year ended December 31, 2018 were $5.2 million, compared to $6.0 million for the year ended December 31, 2017. The significant components of expenses were as follows:

•	Financing costs for the year ended December 31, 2018 were $2.2 million compared to $3.2 million during the same period in 2017, as the Company redeemed its Convertible Debentures on June 15 and July 31 but also incurred interest on its Private Debentures issued on June 21, 2018.

•	Compensation expense for the year ended December 31, 2018 was $1.6 million versus $1.3 million in 2017 as the Company accrued for severance costs in 2018 associated with terminating its acting CFO.

•	Professional fees, which include audit, legal, accounting and directors’ fees, for the year ended December 31, 2018 were $0.9 million compared to $0.8 million in 2017.

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SUMMARY OF QUARTERLY RESULTS

($000’s, except per share amounts)	2018				2017
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Net realized gain (loss) on disposals of investments and marketable securities	(100)	(22)	974	(234)	442	143	(2,236)	260
Net change in unrealized gain (loss) on investments and marketable securities	4,960	130	(1,786)	(2,373)	4,759	(3,045)	2,707	172
Net gain (loss) on investments and marketable securities	4,860	108	(812)	(2,607)	5,201	(2,902)	471	432
Other income	67	22	280	180	298	366	631	316
Total expenses & Financing Costs	(1,317)	(963)	(1,393)	(1,534)	(1,472)	(1,552)	(1,437)	(1,533)
Net income (loss)	3,610	(833)	(1,925)	(3,961)	4,027	(4,088)	(335)	(785)
Earnings (loss) per share	0.62	(0.15)	(0.33)	(0.68)	0.69	(0.70)	(0.06)	(0.13)

Total assets	64,466	59,024	67,641	72,496	77,033	69,864	74,321	74,355
Total liabilities	22,519	20,736	28,524	31,362	31,995	28,881	29,224	28,819
Net asset value	41,947	38,288	39,117	41,134	45,038	40,983	45,097	45,536
Shares outstanding	5,816	5,815	5,817	5,817	5,817	5,819	5,835	5,859
Net asset value per share	7.21	6.58	6.72	7.07	7.74	7.04	7.73	7.77
Share price	3.30	2.75	3.10	2.85	3.75	3.30	4.15	4.05

Quarter Ended December 31, 2018

Net income for the quarter ended December 31, 2018 was $3.6 million, or $0.62 per share compared to a net income of $4.0 million, or $0.69 per share for the quarter ended December 31, 2017 and a net loss of $0.8 million, or $0.15 per share for the quarter ended September 30, 2018.

For the three months ended December 31, 2018, the Company had a net realized loss on disposition of investments and marketable securities of $0.1 million, compared to a realized gain on disposition of $0.4 million during the same period last year and a realized loss of $0.0 million during the third quarter of 2018.

For the three months ended December 31, 2018, the Company recorded $5.0 million of unrealized gain on investments and marketable securities, compared to an unrealized gain of $4.8 million during the same period last year and an unrealized gain of $0.1 million during the third quarter of 2018. The significant changes in unrealized gain (loss) of the Company’s investments and marketable securities during the quarter were as follows:

•	The Company recorded an unrealized gain of $8.3 million on its Vena investment;
•	An unrealized gain of $2.7 million on its Ethoca investment; and
•	An unrealized currency gain on its U.S. dollar denominated assets of $0.6 million; offset by
•	Marked-to-market losses of publicly listed investments and marketable securities including Mogo of $2.0 million;
•	Fair value write-downs on investments in Baanto, Blue Ant, BrainScope, Cardiac Dimensions, Carta, and Waterloo Innovation Network LP totaling $4.0 million.

Other income included interest and dividend income of $0.1 million during the three months ended December 31, 2018, compared to $0.3 million in the same period of 2017, and $0.0 million in the previous quarter.

Total expenses for the quarter ended December 31, 2018 were $1.3 million, compared to $1.5 million for the same quarter in 2017, and $1.0 million in the previous quarter.

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LIQUIDITY AND CAPITAL RESOURCES

During the year ended December 31, 2018, cash used in operating activities was $1.1 million, compared to $0.9 million during the same period in 2017. The Company received net proceeds of $5.5 million in net sales of investments and marketable securities in 2018, compared to receiving $0.3 million during 2017.

As at December 31, 2018, the Company had $0.0 million of cash and cash equivalents versus $9.3 million as at December 31, 2017. Total investable assets, calculated as Net Asset Value excluding debentures outstanding, as of December 31, 2018 were $48.9 million compared to $73.6 million at December 31, 2017.

As at December 31, 2018, the Company’s gross investment and marketable securities portfolios was $64.3 million. Net of its indirect investment in Difference RM USA Holding Inc., which holds cash and loans to the Company, the investment and marketable securities portfolios were $49.5 million compared to $67.3 million at December 31, 2017.

During the year, shareholders’ equity decreased by $3.1 million to $41.9 million. On January 31, 2018, the Company received approval from the TSX to renew its normal course issuer bid (“2018 Common Shares NCIB”) to repurchase its common shares. The Company also received approval from the TSX for an automatic purchase plan, which allowed for purchases by the Company of its common shares during Company-imposed black-out periods, and, subject to pre-determined pricing and volume restrictions imposed by the Company, to the rules and policies of the TSX and to specific terms of the 2018 Common Shares NCIB. Outside of these pre-determined black-out periods, shares were purchased in accordance with management’s discretion. Pursuant to the policies of the TSX, the Company was authorized to repurchase up to 300,000 of its common shares, representing 10% of the public float of the outstanding common shares. The 2017 Common Shares NCIB expired on September 14, 2018. During the year ended December 31, 2018, 3,100 common shares were repurchased (December 31, 2017 – 41,900 post-Consolidation) at an average cost of $2.76 per common share (December 31, 2017 - $4.04) for total consideration of $8,600 (December 31, 2017 – $169,000).

Net Asset Value as at December 31, 2018 was $41.9 million or $7.21 per share compared to $45.0 million, or $7.74 per share, as at December 31, 2017, and $38.3 million, or $6.58 per share as at September 30, 2018.

Subsequent to the year-end, the Company received approximately $13 million from the sale of the majority of its Vena stake. From these proceeds, the Company repaid all of its Private Debentures. As of April 1, 2019, the Company has excess cash, no debt and is anticipating proceeds of over $10 million again upon the closing of Mastercard’s purchase of Ethoca. The Company believes it has adequate working capital to support its operations.

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INVESTMENTS

The table below provides a summary of the Company’s investments by industry sector as at December 31, 2018:

Industry Sector	Average Cost ($000)	Fair Value ($000)
Financial Technologies	14,628	14,729
Healthcare	4,442	3,641
Internet	20,194	8,716
Media/Media Technologies	9,362	4,979
Technologies	9,198	15,927
U.S. Subsidiary holding cash and loans	6,320	14,752
Other	3,546	1,385
	67,690	64,129

See Schedule of Investments on pages 6 to 8 of the audited financial statements and accompanying notes for the year ended December 31, 2018 for additional details.

Significant purchases, sales and changes in valuation of investments during the year ended December 31, 2018 included the following:

Baanto International Ltd. (“Baanto”)

Based on peer group valuations as well as current and future revenue expectations at Baanto, the Company has reduced its carrying value of Baanto preference shares by $0.6 million.

Blue Ant Media Inc. (“Blue Ant”)

The Company has reassessed the fair market value of its Blue Ant given reduced multiples of its peer group and recorded an unrealized loss of $0.8 million in 2018.

BrainScope Company Inc. (“BrainScope”)

While it has made significant clinical progress, BrainScope raised additional capital subsequent to year-end that ranks in priority to the preferred shares held by the Company at December 31, 2018. The Company therefore reduced the December 31, 2018 carrying value of such BrainScope shares by $1.4 million. The Company later purchased $0.5 million of shares in this post-year-end offering by BrainScope.

Cardiac Dimensions Pty Ltd. (“Cardiac”)

The Company converted $0.3 million of Cardiac convertible debentures plus accrued interest into preferred shares of Cardiac. Due to the enhanced liquidation preference of this new series of preferred shares, the Company lowered the carrying value of its existing Cardiac preferred shares by $0.2 million.

Carta Solutions Holding Corporation (“Carta”)

The Company made a new small bridge loan that was subsequently converted into Carta Class A preferred shares. An existing bridge loan of $1.3 million, including accrued interest, was converted into Class B preferred shares. Common shares of Carta will be exchanged for Class C Preferred shares on a 1-for-3 basis. Due to the enhanced liquidation preference of the Class A preferred shares, the Company lowered the carrying value of its other Carta securities by $0.6 million in aggregate.

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Difference RM Holdings Corp. (“Difference RM”)

The Company sold its ownership interest in the 618 acre parcel of undeveloped land in the City of Rancho Mirage, California. As at December 31, 2018, the Company’s carrying value in Difference RM reflects loan receivable and cash held by Difference RM USA Holding Inc.

Ethoca Solutions Inc. (“Ethoca”)

A revaluation due to revenue and product growth and positive secondary market activity has resulted in the Company increasing its carrying value of Ethoca by $2.8 million in 2018. Subsequent to year-end, Mastercard announced it had entered into an agreement to purchase Ethoca. The transaction will positively impact the Company’s net asset value by approximately $4.3 million beyond Ethoca’s year-end valuation.

Mogo Finance Technology Inc. (“Mogo”)

During the year ended December 31, 2018, the Company sold all of its $4.0 million of Mogo convertible debentures and reinvested an additional $5.8 million in Mogo common shares. The Company marks to market its investments in Mogo, resulting in approximately $4.2 million of unrealized loss in 2018.

Thunderbird Entertainment Inc. (“Thunderbird”)

The Company sold its investment stake in Thunderbird to generate liquidity towards repaying it Convertible Debentures. The Company recorded a realized loss of $0.25 million in its Thunderbird investment in 2018, partially offset by dividends received on its Thunderbird preferred shares.

TouchBistro Inc. (“TouchBistro”)

The Company sold its investment in Touchbistro for gross proceeds of $1.0M, resulting in a realized gain of $0.8M.

Vena Solutions Inc. (“Vena”)

In February 2018, the Company converted its Vena convertible debentures into common shares. Subsequent to year-end, the Company sold the majority of its common shares in Vena. Unrealized gain for 2018 on the Company’s Vena investment was $8.3 million.

Waterloo Innovation Network LP (“WIN Fund”)

WIN Fund has chosen to write down to nil one of its two remaining investments as at December 31. The Company has estimated the impact to WIN Fund’s net asset value and has reduced its carrying cost by $1.0 million in 2018.

Other

The Company wrote down its investment in ScribbleLive Technologies Inc. to nil. During the year ended December 31, 2018, the Company recorded $1.6 million of unrealized foreign currency translation gain in the Company U.S. investments.

MARKETABLE SECURITIES

Marketable securities and marketable securities sold short are acquired principally for the purpose of selling or repurchasing in the near term. Marketable securities include equity securities, debt securities and warrants of public company issuers that are publicly traded on recognized stock exchanges. Marketable securities are carried at their fair value and any changes in fair value are recognized in income as a change in unrealized gain (loss) on investments.

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Marketable securities consist of the following:

As at, As at December 31,	2018	2017
	Marketable securities	Marketable securities
	($000)	($000)
Equity securities	169	368
	169	368

RELATED PARTY TRANSACTIONS

As part of its investment process and where the Company is making a significant investment relative to the total outstanding equity of an investee, the Company may seek representation on the board of directors of such investee companies, or the rights to attend and observe board meetings.

On November 2, 2017, the Company made a $1.0 million short term loan (see Schedule of Investments, page 6, Other) to Wekerloo Developments Inc. (“WDI”), a private commercial real estate holding company wholly-owned by Michael Wekerle, the Company’s Executive Chair who, directly and indirectly, owns approximately 46% of the Common Shares of the Company. The loan earned interest of 3.5% per annum and had an initial term of three months. WDI used the proceeds of the loan to make a payment towards the purchase of an interest in a commercial real estate investment in Waterloo, Ontario. As further consideration for making the loan, and at no additional cost, the Company had the right to become a 50% co-investor in such real estate investment. In March 2018, the Company extended the loan, plus accrued interest, to December 31, 2018 at 10%. The Company further extended the term of the loan to June 30, 2019.

On February 15, 2019, the Company converted its $1.0 million loan plus $0.1 million of accrued interest into 2.75% of the equity of WDI. The Company also invested a further $1.0 million into another 2.5% of the equity of WDI, giving the Company a 5.25% total ownership stake in the common shares of WDI based on an equity valuation of $40 million. In addition, WDI granted the Company a 2-year option to purchase another 5% of its common shares at a $50 million equity valuation.

Difference RM Holding Corp. (“DRM”) owns 100% of Difference RM Holding USA Inc. (“DRM USA”), which in turn owned 52% of Difference RM Properties LLC (“DRM Properties”). DRM Properties owned a 40% tenants-in-common interest in a 618 acre parcel of undeveloped land in the City of Rancho Mirage, California. In March 2018, DRM Properties sold its ownership interest in the undeveloped land for cash and a small residual interest in the acquiring entity. In June 2018, DRM Properties received cash proceeds from the sale of the residual interest in the acquiring entity.

During the quarter ended June 30, 2018, DRM Properties distributed the initial cash proceeds from the sale, representing approximately 95% of total proceeds, to its partners. During the quarter ended September 30, 2018, DRM Properties distributed the remaining cash proceeds from the sale to its partners and was then wound up. As at December 31, 2018, the Company’s carrying value in DRM reflects the cash and loan receivable held by DRM USA.

The Company paid withholding taxes, legal, professional, and other fees and expenses on behalf of DRM Properties and recovered these amounts from DRM Properties throughout the year. During the year ended December 31, 2018, the Company paid $3.4 million in withholding taxes and expenses on behalf of DRM Properties [2017 - $0.4 million] and received nil [2017 - $0.2 million] through capital calls. As at December 31, 2018, there were no payables to or receivables from DRM Properties as the latter had been wound up in September 2018 [2017 – $2.3 million payable].

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In June 2018, the Company received a loan advance of USD 5.5 million ($7.1 million) from DRM USA from the proceeds of the land sale. The Company received from DRM USA a further USD 5.3 million ($6.9 million) in loan advances during the balance of the year. As at December 31, 2018, the outstanding principal amount of loan payable was USD 10.7 million ($14.6 million). The loan is payable on demand and bears an interest rate of 2.32% per annum. The Company expects to repay the loan advance in the second quarter of 2019 upon the winding up of DRM USA.

On October 2, 2018, a member of the Company’s management, purchased directly and indirectly $1.0 million face value of the private debentures due June 30, 2020 in the over-the-counter secondary market. The private debentures were redeemed by DCF on January 17, 2019 as per their stated terms.

On December 6, 2018, Mr. Wekerle made a $0.25 million loan to the Company on a demand basis at zero interest. The loan was repaid in full on January 11, 2019.

The Company currently holds common shares (“Mogo Shares”) of Mogo Finance Technology Inc. (“Mogo”). With respect to its investment in Mogo, the Company is an associate of Mr. Wekerle. As of April 1, 2019, Mr. Wekerle holds an aggregate of 2,650,872 Mogo Shares directly and the Company holds 2,549,163 Mogo Shares. The two parties collectively have control or direction of an aggregate of 5,200,035 Mogo Shares, representing 22.4% of the issued and outstanding Mogo Shares.

CONTRACTUAL OBLIGATIONS

The table below is a summary of the Company’s contractual obligations at December 31, 2018:

(thousands of dollars)	Total	1 year or less	1 to 3 years
Accounts payable and accrued liabilities	783	783	-
Due to related parties	15,036	15,036	-
Interest on Private Debentures	1,208	804	402
Private Debentures	6,700	-	6,700
Total	23,727	16,623	7,102

The Company pays management a bonus pool equivalent to 20% of the increase in investable assets over a hurdle rate of 3.0% per annum, with a perpetual high water mark beginning with the December 31, 2014 total investable assets. Investable assets are determined by subtracting the aggregate fair value of the liabilities of the Company (excluding any convertible debentures or debenture issued by the Company) from the aggregate fair value of the assets of the Company on the date on which the calculation is being made. For the purposes of the annual incentive cash bonus calculation, investable assets exclude any equity and debt capital raised or repurchased by the Company during the period in which the calculation is being made. Individual bonus pool allocations to management and employees are subject to Board approval. As at December 31, 2018 and 2017, there were no accruals for the annual incentive bonus plan.

CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS

The preparation of the Company’s financial statements in accordance with IFRS requires management to make estimates and exercise judgements that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Key areas of estimation where management has made difficult, complex or subjective judgments include the determination of the fair value of privately held investments, which include debt and equity securities.

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Fair value estimation

On a quarterly basis, the Company utilizes a valuation committee, consisting of members from management, investment and finance, to review and approve the valuation results of every position in the portfolio. The Company may also engage an independent valuation firm to perform an independent valuation in situations where it requires additional expertise. The valuation results are reviewed with the audit committee as part of its quarterly approval of the Company’s financial statements.

The fair value of the Company’s marketable securities and investments are determined as follows:

Listed securities

The fair values of securities traded in active markets are based on quoted market prices at the close of trading on the reporting date. The Company uses the last traded market price where the last traded price falls within the bid-ask spread. In circumstances where the last traded price is not within the bid-ask spread, the Company determines the point within the bid-ask spread that is most representative of fair value based on the specific facts and circumstances. The fair values of securities that are subject to trading restrictions are recorded at a value that takes into account the length and nature of the restrictions.

Unlisted securities

For investments that are not publicly traded, subsequent to initial recognition, the fair value of these investments is determined by the Company using the most appropriate valuation methodology in light of the nature, facts and circumstances of the investment and its materiality in the context of the total investment portfolio.

For unlisted equity instruments:

•	Investments in which there has been a recent or in-progress funding round involving significant financing from external investors are valued at the price of the recent funding, whereby the various shareholder categories rights are taken into account in the valuation. The price is adjusted, where appropriate, if an external investor is motivated by strategic considerations.

•	Investments in which there has been a recent financing round involving only existing investors participating proportionally to their existing investments are examined as to whether specific conditions exist that could reduce the reliability of this financing round as an indication of real value. An internal financing with investors at a lower price than the valuation at the previous reporting date may indicate a decrease in value and is taken into consideration.

•	Investments that have achieved an exit after the valuation date but before finalization of the financial statements are valued based on the exit valuation, if the exit valuation was reasonably evident at the measurement date.

•	Investments in which there has been a recent private secondary market trade of meaningful volume and the transaction is undertaken by a sophisticated, arm’s-length investor are valued at the price of the recent trade and are adjusted, as appropriate, if the purchaser is motivated by strategic considerations.

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•	Investments in established portfolio companies for which there has not been any recent independent funding or secondary private market transaction are valued by using revenue or earnings multiples. When valued on a multiple basis, the maintainable revenue or earnings of a portfolio company are multiplied by an appropriate multiple. The multiple is derived from the market capitalization of a peer group. Companies are selected for the peer group that are comparable with the portfolio company to be valued as to their business model and size. If the portfolio company to be valued differs in certain aspects compared with features of companies in the peer group, discounts or premiums are applied to the relevant multiple or resulting valuation.

•	Investments in early-stage companies not generating sustainable revenue or earnings and for which there has not been any recent independent funding are valued using alternative methodologies. The Company considers investee company performance relative to plan, going concern risk, continued funding availability, comparable peer group valuations, exit market conditions and general sector conditions and calibrates its valuation of each investment as appropriate.

•	Investments in limited partnerships are valued on the most recently available value of their net assets.

•	For public company warrants (i.e., the underlying security of which is traded on a recognized stock exchange), valuation models such as the Black-Scholes model are used when there are sufficient and reliable observable market inputs. These market inputs include risk-free interest rate, exercise price, market price at date of valuation, expected dividend yield, expected life of the instrument and expected volatility of the underlying security. For private company warrants, the underlying security is not traded on a recognized stock exchange; therefore fair value is determined consistent with other investments that do not have an active market as described above.

Fair values for unlisted debt instruments are determined as follows:

•	Loans, debentures and promissory notes issued by investees are generally valued at the price at which the instrument was issued. The Company regularly considers whether any indications of deterioration in the value of the underlying business exist, which suggest that the debt instrument will not be fully recovered. The Company may employ discounted cash flow analysis, market comparable analysis of listed debt instruments with similar credit quality or liquidation value analysis to determine the fair value of the debt instrument.

•	Convertible debentures are valued at par if the price of the underlying common shares is less than the conversion price; valued as though converted to common shares if the price of the underlying common shares exceeds the conversion price; or valued using methodologies consistent to non-convertible debentures as discussed above.

The Company may apply a further illiquidity discount to the fair value of an investment if conditions exist that could make it challenging to monetize the investment in the near term at a price indicated by the valuation models. The amount of illiquidity discount applied requires considerable judgement and is based on the facts and circumstances of each investment.

The process of valuing investments for which no active market exists is inevitably based on inherent uncertainties, and the resulting values may differ significantly from values that would have been used had a ready market existed for the investments. These differences could be material to the fair value of investments in the portfolio.

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Equity-based compensation

The Company has an incentive stock option plan (the “Stock Option Plan”), as amended and restated on June 13, 2013, for the directors, officers and employees of the Company.

The Company uses the fair value method to account for stock options. The fair value of stock options, determined on the grant date, using the Black-Scholes option pricing model, is expensed using the graded vesting method over the vesting period as compensation expense with a corresponding increase in contributed surplus. When the options are exercised, amounts originally recorded against contributed surplus as well as any consideration paid by the option holder is credited to share capital.

The amount recognized as compensation expense is adjusted to reflect the number of stock options for which the related service conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of stock options that meet the related service condition at the vesting date.

FUTURE ACCOUNTING CHANGES

The Company continues to monitor the potential changes proposed by the International Accounting Standards Board and considers the impact changes in the standards would have on the Company’s operations.

IFRS 16, Leases (“IFRS 16”)

On January 13, 2016, the IASB issued IFRS 16 Leases. The new standard is effective for annual periods beginning on or after January 1, 2019. Earlier application is permitted for entities that apply IFRS 15 Revenue from Contracts with Customers at or before the date of initial adoption of IFRS 16. IFRS 16 will replace IAS 17 Leases.

This standard introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. This standard substantially carries forward the lessor accounting requirements of IAS 17, while requiring enhanced disclosures to be provided by lessors.

The Company intends to adopt IFRS 16 in its financial statements for the annual period beginning on January 1, 2019. The extent of the impact of adoption of the standard is not expected to have a significant impact, as the Company has no material leases.

RISK FACTORS AND RISK MANAGEMENT

The Company’s investment strategy requires assuming risk in exchange for targeting an above average return on investment. Each of Difference Capital’s investee companies are subject to the risks inherent in the industry and markets in which they operate. Such risks include market, liquidity and currency risk. Many investee companies are at a stage of development where they may require additional capital to develop their business plans and realize their objectives.

Investment Risk

There is no assurance that the Company will achieve its investment objective. An investment may not earn any positive return and may result in the loss of some or all of the capital invested.

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Reliance on Management

The Company is dependent upon the efforts, skill and business contacts of key members of management for, among other things, the information and deal flow they generate during the normal course of their activities and the synergies that exist amongst their various fields of expertise and knowledge. Accordingly, the continued success of the Company will depend upon the continued service of these individuals, who are not obligated to remain employed with the Company. The loss of the services of any of these individuals could have a material adverse effect on the revenues, net income and cash flows of the Company, and could harm its ability to maintain or grow its existing assets and raise additional funds in the future.

General Economic and Market Conditions

The success of the Company’s activities may be affected by general economic and market conditions, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws, and national and international political circumstances. These factors may affect the level and volatility of securities prices and the liquidity of the Company’s investments. Unexpected volatility or illiquidity could impair the Company’s profitability or result in losses.

Borrowing and Other Leverage

The Company may use financial leverage by borrowing funds against its assets. The use of leverage may result in capital losses which would have an adverse effect on shareholders. There can be no assurance that the borrowing strategy employed by the Company will enhance returns or help the Company achieve its investment objectives, and to the extent that the interest payable on, and other expenses of, the borrowings exceed the incremental returns to the Company on the additional securities purchased for the Company’s portfolio thereby, the strategy may reduce returns on the common shares, as compared to a situation where no financial leverage was used by the Company.

In addition, a reduction in the assets of the Company does not change the amount that must be paid on account of amounts drawn pursuant to the borrowings. Since any required payment of such amounts decreases the NAV dollar for dollar, the NAV and the NAV per common share will decrease to a proportionately greater extent, as compared to a situation where the Company did not utilize the borrowings. In addition, the borrowings may impose additional restrictions on the Company including, without limitation, limits on hedging and restrictions on certain types of investments. For these reasons, there can be no assurance that the borrowing strategy employed by the Company will enhance returns, and it may, in fact, reduce returns.

Cash Flow/Revenue

The Company generates its revenue and cash flow primarily from its financing activities and proceeds from the disposition of its investments, in addition to interest and dividend income earned on its investments. The availability of these sources of income and the amounts generated from these sources are dependent upon various factors, many of which are outside of the Company’s control. The Company’s liquidity and operating results may be adversely affected if its access to the capital markets is hindered, whether as a result of a downturn in the market conditions generally or to matters specific to it, or if the value of its investments decline, resulting in capital losses upon disposition.

Private Issuers and Illiquid Securities

The Company may invest in securities of private issuers. Investments in private issuers cannot be resold without a prospectus, an available exemption or an appropriate ruling under relevant securities legislation and there may not be any market for such securities. These limitations may impair the Company’s ability to react quickly to market conditions or negotiate the most favourable terms for exiting such investments. Investments in private issuers may offer relatively high potential returns, but will also be subject to a relatively high degree of risk. There can be no assurance that a public market will develop for any of the Company’s private company investments or that the Company will otherwise be able to realize a return on such investments.

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The value attributed to securities of private issuers will initially be the cost thereof, and thereafter subject to fair value adjustment, and therefore may not reflect the amount for which they can actually be sold. Because valuations, and in particular valuations of investments for which market quotations are not readily available, are inherently uncertain, may fluctuate within a short period of time and may be based on estimates, determinations of fair value may differ materially from the values that would have resulted if a ready market had existed for the investments.

The Company may also invest in illiquid securities of public issuers. A considerable period of time may elapse between the time a decision is made to sell such securities and the time the Company is able to do so, and the value of such securities could decline during such period. Illiquid investments are subject to various risks, particularly the risk that the Company will be unable to realize its investment objectives by sale or other disposition at attractive prices or otherwise be unable to complete any exit strategy. In some cases, the Company may be prohibited by contract or by law from selling such securities for a period of time or otherwise be restricted from disposing of such securities. Furthermore, the types of investments made may require a substantial length of time to liquidate.

The Company may also make direct investments in publicly-traded securities that have low trading volumes. Accordingly, it may be difficult for the Company to make trades in these securities without adversely affecting the price of such securities.

Possible Volatility of Stock Price

The market price of the Company’s common shares has been and may continue to be subject to wide fluctuations in response to factors such as actual or anticipated variations in its results of operations, changes in financial estimates by securities analysts, general market conditions and other factors. Market fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations may adversely affect the market price of the Company’s common shares.

Foreign Currency Exposure

Certain of the investments in the Company’s portfolio, at any time, may consist of securities denominated in U.S. dollars, Australian dollars or other foreign currencies and, accordingly, the NAV will, when measured in Canadian dollars, be affected by fluctuations in the value of such currencies, as applicable, relative to the Canadian dollar. The Company does not currently take any steps to hedge against currency fluctuations, although it may elect to hedge against the risk of currency fluctuations in the future. There can be no assurance that steps taken by the Company to address such currency fluctuations will eliminate all adverse effects and, accordingly, the Company may suffer losses due to adverse foreign currency fluctuations.

Concentration of Investments

Other than as disclosed above and in the Annual Information Form of the Company dated April 2, 2018, there are no restrictions on the proportion of the Company’s funds and no limit on the amount of funds that may be allocated to any particular investment, industry or sector. The Company may participate in a limited number of investments and, as a consequence, its financial results may be substantially adversely affected by the unfavourable performance of a single investment or sector. Completion of one or more investments may result in a highly concentrated investment by the Company in a particular company, business, industry or sector.

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Additional Financing Requirements

The Company anticipates ongoing requirements for funds to support its investment strategy and may seek to obtain additional funds for these purposes through public or private equity or debt financing. There are no assurances that additional funding will be available to the Company, if at all, on acceptable terms or at an acceptable level. Any additional equity financing may cause shareholders to experience dilution, and any additional debt financing may result in increased interest expense or restrictions on the Company’s operations or ability to incur additional debt. Any limitations on the Company’s ability to access the capital markets for additional funds could have a material adverse effect on its ability to grow its investment portfolio.

No Guaranteed Return

There is no guarantee that an investment in the securities of the Company will earn any positive return in the short term or long term. The task of identifying investment opportunities, monitoring such investments and realizing a significant return is difficult. Many organizations operated by persons of competence and integrity have been unable to make, manage and realize a return on such investments successfully.

Management of the Growth of the Company

Significant growth in the business of the Company, as a result of acquisitions or otherwise, could place a strain on its managerial, operational and financial resources and information systems. Future operating results will depend on the ability of senior management to manage rapidly-changing business conditions and to implement and improve the Company’s technical, administrative and financial controls and reporting systems. No assurance can be given that the Company will succeed in these efforts. The failure to effectively manage and improve these systems could increase its costs, which could have a material adverse effect on the Company.

Dependence on New Products

The Company may make investments in issuers that conduct significant research and development to develop new products and technologies, enhance existing products and technologies and achieve market acceptance for such products and technologies. However, there can be no assurance that development-stage products and technologies will be successfully completed or, if developed, will achieve significant customer and/or market acceptance. If an issuer in which the Company invests is unable to successfully define, develop and introduce competitive new products and technologies, and enhance existing products and technologies, future results of that issuer would be adversely affected and the value of the Company’s investment in that issuer could decline.

Intellectual Property

The industry in which the Company currently primarily invests has many participants that own, or claim to own, proprietary intellectual property. Some of the issuers that the Company invests in may become subject to claims from third parties claiming that the issuers have infringed on intellectual property rights. Determination of the rights to intellectual property is very complex, and costly litigation may be required to establish if an issuer has violated the intellectual property rights of others. As a result of such claims, some of the Company’s investments could be subject to losses arising from issuers being subject to product injunctions, awards for damages and third party litigation costs, requirements to license intellectual property, legal expenses, diversion of managements’ time and attention, and other costs.

Foreign Market Exposure

The Company’s portfolio may, at any time, include securities of issuers established in jurisdictions outside Canada and the U.S. Although most of such issuers will be subject to uniform accounting, auditing and financial reporting standards comparable to those applicable to Canadian and U.S. companies, some issuers may not be subject to such standards and, as a result, there may be less publicly available information about such issuers than a Canadian or U.S. company. Volume and liquidity in some foreign markets may be less than in Canada and the U.S. and, at times, volatility of price may be greater than in Canada or the U.S. As a result, the price of such securities may be affected by conditions in the market of the jurisdiction in which the issuer is located or its securities are traded. Investments in foreign markets carry the potential exposure to the risk of political upheaval, acts of terrorism and war, any of which could have an adverse impact on the value of such securities.

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New and Emerging Markets

Some of the markets in which the Company may invest are new and emerging. The Company’s success may be significantly affected by the outcome of the development of these new markets.

Changes in Legislation

There can be no assurance that certain laws applicable to the Company and its portfolio companies, including income tax laws and government incentive programs, will not be changed in a manner which adversely affects the distributions received or to be made by the Company.

Tax Matters

The Company has accrued capital and non-capital losses that may be carried forward to reduce income taxes in future years. If not used, the Company’s non-capital losses expire between 2026 and 2038. The availability of these income tax loss carry forwards as deductions against taxable income of the Company is dependent upon a number of factors including, but not limited to, Canadian federal income tax rules and regulations governing the application of income tax losses and the availability of the income tax loss carry forwards at the time such taxable income arises. There can be no assurance that Canadian federal income tax laws regarding the treatment of income tax loss carry forwards, or the administrative and/or assessment practices of the Canada Revenue Agency in respect thereof, will not be changed in a manner that has a material adverse effect on the Company’s shareholders.

Trading Price of Common Shares Relative to Net Asset Value

The Company is neither a mutual fund nor an investment fund, and due to the nature of its business and investment strategy and the composition of its investment portfolio, the market price of its common shares, at any time, may vary significantly from its Net Asset Value per common share. This risk is separate and distinct from the risk that the market price of the common shares may decrease.

Fluctuations in NAV and Valuation of the Company’s Portfolio

The NAV will vary according to, among other things, interest rates and the value of the securities in the Company’s portfolio and dividends paid on the common shares. Fluctuations in the respective market values of the securities in the Company’s portfolio may occur for a number of reasons beyond the control of the Company, and may be both volatile and rapid with potentially large variations over a short period of time. Independent pricing information regarding certain of the Company’s securities and other investments may not be readily available at all times. Valuation determinations will be made in good faith by the Company. The Company may have some of its assets in investments which by their very nature may be extremely difficult to value accurately. To the extent that the value assigned by the Company to any such investment differs from the actual value, the NAV per Common Share may be understated or overstated, as the case may be. The Company does not intend to adjust the NAV of the common shares retroactively except in extraordinary circumstances and where the difference is deemed by the Company to be material.

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Available Opportunities and Competition for Investments

The success of the Company’s operations will depend upon, among other things: (i) the availability of appropriate investment opportunities; (ii) its ability to identify, select, acquire, grow and exit those investments; and (iii) its ability to generate funds for future investments. The Company can expect to encounter competition from other entities having investment objectives similar to its own, including institutional investors and strategic investors. These groups may compete for the same investments as the Company, may be better capitalized, have more personnel, have a longer operating history and have different return targets than the Company. As a result, the Company may not be able to compete successfully for investments. In addition, competition for investments may lead to the price of such investments increasing which may further limit the Company’s ability to generate desired returns. There can be no assurance that there will be a sufficient number of suitable investment opportunities available to the Company or that such investments can be made within a reasonable period of time. There can be no assurance that the Company will be able to identify suitable investment opportunities, acquire them at a reasonable cost or achieve an appropriate rate of return. Identifying attractive opportunities is difficult, highly competitive and involves a high degree of uncertainty. Potential portfolio returns will be diminished to the extent that the Company is unable to find and make a sufficient number of investments.

Conflicts of Interest

Some of the Company’s existing directors or officers are also directors and officers of other companies and have other business interests which may prove to be of interest to the Company. It is possible, therefore, that a conflict may arise between their duties as directors or officers of the Company and their duties as directors or officers of such other companies.

The Company’s directors and officers are aware of the existence of laws governing accountability of directors and officers for corporate opportunities and requiring disclosures by directors and officers of conflicts of interest and, in the case of directors, requiring them to abstain from voting on matters in respect of which they have a conflict of interest. The Company relies upon each director and officer to comply with such laws in respect of conflicts of interest and fiduciary duties.

Due Diligence

The due diligence process that the Company undertakes in connection with investments may not reveal all facts that may be relevant in connection with an investment. Before making investments, the Company conducts due diligence that it deems reasonable and appropriate based on the facts and circumstances applicable to each investment. When conducting due diligence, the Company may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of investment. Nevertheless, when conducting due diligence and making an assessment regarding an investment, the Company relies on the resources available to it, including information provided by the target of the investment and, in some circumstances, third-party investigations. The due diligence investigation that the Company will carry out with respect to any investment opportunity may not reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity. Moreover, such an investigation will not necessarily result in the investment being successful.

Expenses Ultimately Borne by the Shareholders

Fees and expenses borne by the Company will directly or indirectly impact the NAV of the common shares.

Non-controlling Interests

The Company’s investments include, in many instances, debt instruments and equity securities of companies that it does not control. These instruments and securities may be acquired in the secondary market or through purchases of securities from the issuer. Any such investment is subject to the risk that the company in which the investment is made may make business, financial or management decisions with which the Company does not agree, or that the majority stakeholders or the management of the company may take risks or otherwise act in a manner that does not serve the Company’s interests. If any of the foregoing were to occur, the values of the Company’s respective investments could decrease and its financial condition, results of operations and cash flow could suffer as a result.

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Trading Costs

The Company may engage in a high rate of trading activity in its liquid securities portfolio resulting in correspondingly high costs being borne by the Company. This may adversely affect the price of the common shares.

Interest Rate Hedging

Interest rate hedges will be used by the Company only to the extent that the Company considers appropriate. The use of interest rate hedges involves special risks, including the possible default by the other party to the transaction, illiquidity and, to the extent the Company’s assessment of certain market movements is incorrect, the risk that the use of interest rate hedges could result in losses greater than if the hedging had not been used.

Hedge Risks

Although hedging reduces risk, it does not eliminate it entirely. Losses can still result in the case of an extraordinary event. There are several such possible cases including, but not limited to: (i) anticipated transactions which are altered or aborted; (ii) the inability to hedge off risk, due to difficulty of borrowing the offsetting security; (iii) a cease trade order being issued in respect of the underlying security; and (iv) lack of liquidity during market panics. To protect the Company’s capital against the occurrence of such events, it attempts to maintain a diversified portfolio.

Portfolio Company Operating Losses

The Company may have limited information about the financial performance and profitability of some of our portfolio companies. Many of the Company’s portfolio companies are currently experiencing operating losses. There can be no assurance when or if such companies will operate at a profit.

The Company may be limited in its ability to make follow-on investments, and failure to make follow-on investments in portfolio companies could impair the value of the portfolio.

Following an initial investment in a portfolio company, the Company may make additional investments in that portfolio company as “follow-on” investments, in order to: (1) increase or maintain in whole or in part our equity ownership percentage; (2) exercise warrants, options or convertible securities that were acquired in the original or a subsequent financing; or (3) attempt to preserve or enhance the value of our investment. The Company may elect not to make follow-on investments, or may otherwise lack sufficient funds to make those investments or lack access to desired follow-on investment opportunities. The Company has the discretion to make any follow-on investments, subject to the availability of capital resources and of the investment opportunity. The failure to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and our initial investment, or may result in a missed opportunity for us to increase our participation in a successful operation. Even if the Company has sufficient capital to make a desired follow-on investment, the Company may elect not to make a follow-on investment because the Company may not want to increase our concentration of risk or because the Company prefers other opportunities. In addition, the Company may be unable to complete follow-on investments in one of the portfolio companies that have conducted an initial public offering as a result of regulatory or financial restrictions.

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OUTSTANDING SHARE DATA

The Company has two authorized classes of shares: an unlimited number of common shares and an unlimited number of preference shares, issuable in series.

As at April 1, 2019, there were 5,725,821 common shares outstanding. There are no outstanding preference shares.

Under the Stock Option Plan, the number of common shares that may be issued as a result of the grant of options shall not exceed 10% of the number of the then-issued an outstanding common shares of the Company at the time of grant. As at April 1, 2019, 10% of the issued and outstanding common shares was 572,582 common shares. During the year ended December 31, 2018 the Company granted 271,000 options (2017 – nil) to its directors and officers in two tranches. As at April 1, 2019, an additional 36,582 common shares could have been granted under the Company’s Stock Option Plan.

DISCLOSURE CONTROLS AND INTERNAL CONTROLS OVER FINANCIAL REPORTING

The Company’s disclosure controls and procedures are designed to provide reasonable assurance the information required to be disclosed by the Company is recorded, processed, summarized and reported within the time periods specified under securities laws and include controls and procedures that are designed to ensure that information is accumulated and communicated to management including the Chief Executive Officer (CEO) and the Chief Financial Officer (CFO) to allow timely decisions regarding disclosure. The CEO and CFO, together with management, are responsible for the design of the Company’s disclosure control and procedures (as defined in National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings). Management, under the direction of the CEO and CFO, has evaluated the effectiveness of the disclosure controls and procedures as at December 31, 2018, and has concluded that they are reasonably assured that such controls and procedures were effective.

Management, under the supervision of the CEO and CFO, is responsible for the design and maintenance of adequate internal controls over financial reporting for the purposes of providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. However, due to its inherent limitations, internal controls over financial reporting can only provide reasonable, not absolute, assurance that the financial statements are free of misstatements. Management, under the direction of the CEO and CFO, evaluated the effectiveness of the Company’s internal controls over financial reporting as at December 31, 2018 and has concluded that internal control over financial reporting was appropriately designed and operating effectively. There have been no changes during the year ended December 31, 2018 in the Company’s internal controls over financial reporting that have materially affected, or are reasonable likely to materially affect, the Company’s internal controls over financial reporting.

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